EXHIBIT (j1)

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholders
Julius Baer Investment Funds:

We consent to the use of our report dated December 5, 2003 on the statements of assets and liabilities of Julius Baer Global Income Fund, Julius Baer International Equity Fund and Julius Baer Global High Yield Bond Fund, portfolios of Julius Baer Investment Funds, including the portfolios of investments and schedules of forward foreign exchange contracts and schedule of written options, as of October 31, 2003, and the related statements of operations for the year or period then ended, statements of changes in net assets for each of the years or periods in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference in Post-Effective Amendment No. 28, to Registration Statement on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                   /s/ KPMG LP

Boston, MA
February 27, 2004